CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Daily Income Fund as filed with the Securities and Exchange Commission on or about July 25, 2011.

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP

New York, New York
July 25, 2011